NAME OF REGISTRANT
Franklin Tax-Free Trust
File No. 811-4149

EXHIBIT ITEM No. 77I: Terms of new or amended securities

Franklin Maryland Tax-Free Income Fund, Franklin Massachusetts Tax-Free Income Fund, Franklin Minnesota Tax-Free Income Fund, Franklin Missouri Tax-Free Income Fund, Franklin North Carolina Tax-Free Income Fund and Franklin Virginia Tax-Free Income Fund began offering Advisor Class Shares on July 1, 2009.

Franklin Colorado Tax-Free Income Fund, Franklin Connecticut Tax-Free Income Fund, Franklin Double Tax-Free Income Fund, Franklin Oregon Tax-Free Income Fund and Franklin Pennsylvania Tax-Free Income Fund began offering Advisor Class Shares on July 15, 2009.